Filed pursuant to Rule 424(b)(3)

Registration No. 333-230888

PROSPECTUS SUPPLEMENT No. 64

(to Prospectus dated April 19, 2019)

PARKERVISION, INC.

12,800,000 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated April 19, 2019, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholders listed in the Prospectus of up to 12,800,000 shares of our common stock, par value $0.01 per share (“Common Stock”), consisting of (i) up to 7,800,000 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option for, convertible promissory notes and (ii) 5,000,000 shares of Common Stock issuable upon the exercise of a five-year warrant.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the warrant is exercised for cash, we will receive up to an aggregate of $800,000 in gross proceeds. We expect to use proceeds received from the exercise of the warrant, if any, to fund our patent enforcement actions and for other working capital and general corporate purposes.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2024.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any such authority has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 1, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2024

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 28, 2024, the shareholders of the Company approved an amendment to the Company's amended and restated articles of incorporation to increase the number of authorized shares of common stock from 175,000,000 to 225,000,000.  The board of directors of the Company approved the amendment on July 31, 2024, pending shareholder approval.  The amendment is more fully described on pages 19 to 20 of the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 12, 2024, which description is incorporated herein by reference.

Articles of amendment to the Company's amended and restated articles of incorporation setting forth the amendment were filed with the Department of State of the State of Florida on October 28, 2024 (as corrected on October 30, 2024) and became effective on October 30, 2024.

The foregoing summary of the material terms and conditions of the articles of amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the articles of amendment, which are included as Exhibit 3.1 to this report and are incorporated herein by reference.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders (the “Annual Meeting”) on October 28, 2024.  The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting was September 3, 2024.  At the close of business on that date, the Company had 89,673,211 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting. Three proposals were submitted to the Company’s shareholders at the Annual Meeting.  The proposals are described in more detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on September 12, 2024.  The final voting results were as follows:

Proposal 1

The Company’s shareholders elected the following Class II Director to serve for a term expiring at the 2027 annual meeting.  The voting results are set forth below.

	Votes For	Votes Against	Votes Withheld	Broker Non-Vote
Lewis H. Titterton	27,227,658	0	2,359,270	29,015,293

Proposal 2

The Company's shareholders approved an amendment to the amended and restated articles of incorporation of the Company to increase the number of authorized shares of common stock from 175,000,000 to 225,000,000.  The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
50,504,008	7,897,534	200,679	N/A

Proposal 3

The Company’s shareholders ratified the selection of MSL, P.A. as the Company’s independent registered public accounting firm for the year ending December 31, 2024.  The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
58,181,343	308,612	112,266	N/A

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
3.1	Articles of Amendment to Amended and Restated Articles of Incorporation dated October 28, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2024
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer